Exhibit 99.15
atlanticblue

                                                      December 3, 2009

Board of Directors of Alico, Inc.
Alico, Inc.
P.O. Box 338
Labelle, FL  33975

Dear Board of Directors:

For many years, Atlantic Blue Group, Inc. ("Atlanticblue") has been supportive of appropriate governance standards and practices regarding its relationship with Alico, Inc. ("Alico").    Our most recent undertaking to you is contained in our letter to you dated September 29, 2006, a copy of which is attached.  Atlanticblue would like to advise the Board of Directors of Alico that, effective 30 days from the date hereof, Atlanticblue's commitments to Alico will consist of the following:

Atlanticblue commits that unless and until Atlanticblue has given Alico 30 days prior written notice, Atlanticblue will:

1.
Vote its shares of common stock at Alico's annual shareholder meeting to elect director nominees such that a majority of Alico's Board of Directors is comprised of directors who are "independent" as defined in Nasdaq Rule 5605(a)(2)

2.	Not acquire, through open market or private purchases, more than 55% of Alico's outstanding common stock on a fully diluted basis.

3.
Not engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico's Board of Directors (or a committee of Alico's Board of Directors comprised entirely of independent directors).

In accordance with the applicable rules and regulations of the United States Securities and Exchange Commission, Atlanticblue will disclose the contents of this letter in an Amendment to its Schedule 13D.

Sincerely,
ATLANTIC BLUE GROUP, INC.

/S/ J.D. Alexander
JD Alexander
President and CEO

Atlantic Blue Trust, Inc.
122 East Tillman Avenue
Lake Wales, Florida  33853
Phone:  863-679-9595
Fax:  863-678-0934

September 29, 2006

Board of Directors of Alico, Inc.
Alico, Inc.
P.O. Box 338
LaBelle, FL  33977

Directors:

Atlantic Blue Trust, Inc. (“ABT”) remains fully supportive of reasonable and appropriate governance standards and practices as we indicated to you in our letter of March 18, 2005 (copy attached).  In this regard, ABT would like to advise the Board of Directors of Alico, Inc. (“Alico”) of certain ABT commitments to Alico to take effect following the normal date for Alico’s 2007 annual shareholders meeting.  Following such date, ABT commits that unless and until ABT has given Alico 30 days prior written notice, ABT will:

A.
Vote its shares of common stock at Alico’s annual shareholder meeting to elect director nominees such that a majority of Alico’s Board of Directors is comprised of directors who are “independent” as defined in Nasdaq Rule 4200.

B.	Not acquire, through open market or private purchases, more than 55% of Alico’s outstanding common stock on a fully diluted basis.
C.
Not engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico’s Board of Directors (or a committee of Alico’s Board of  Directors comprised entirely of independent directors).

D.	Keep separate the Chairman and CEO, President and CFO of Alico and the Chairman and CEO, President and CFO of ABT, so that the top executive officer at each company is a different individual.

September 29, 2006
Board of Directors of Alico, Inc.

Alico agrees to do everything reasonable and appropriate so as to slate and support the election to its Board of Directors of an individual proposed by ABT.  At this time, ABT would like to propose Mr. Robert Viguet to serve on the Board of Alico and hereby requests that he be elected to the Board of Alico immediately and be slated for election as a director of Alico at the 2007 annual shareholders meeting.  Alico hereby agrees to do so and to waive the relevant provision of ABT's letter of March 18, 2005 for this purpose.

In accordance with the applicable rules and regulations of the United States Securities and Exchange Commission, ABT will disclose the contents of this letter agreement in an Amendment to its Schedule 13D.

Sincerely,

ATLANTIC BLUE TRUST, INC.

By:	/s/ J.D. Alexander
J.D. Alexander
President and Chief Executive Officer

Accepted and agreed to:

ALICO, INC.

By:	/s/ Dan L. Gunter
Dan L. Gunter
President and Chief Operating Officer

Atlantic Blue Trust, Inc.
122 East Tillman Avenue
Lake Wales, Florida  33853
Phone: 863-679-9595
Fax:      863-678-0934

March 18, 2005

Board of Directors of Alico, Inc.
Alico, Inc.
PO Box 338
LaBelle, FL  33977

Gentlemen:

As we previously announced to you, Atlantic Blue Trust, Inc. ("ABT") remains committed to its investment in Alico, Inc. ("Alico"). Moreover ABT has at all times insisted on and supported reasonable and appropriate governance standards, procedures and practices.  Given the recent confusion caused as a result of the resignation of certain Directors, we thought it advisable to re-confirm formally our good governance commitments to you.  In this regard, ABT would like to advise the Board of Directors of Alico of certain of ABT's commitments and undertakings with respect to Alico. These commitments are as follows:

Through Alico's 2007 annual shareholder meeting, ABT commits:
1.
To vote its shares of common stock at Alico's annual shareholder meeting to elect director nominees such that a majority of Alico's Board of Directors is comprised of directors who are "independent" as defined in Nasdaq Rule 4200 and also who are not directors, officers, employees or stockholders of ABT or family members of a director, officer, employee or stockholder of ABT.

2.	Not to acquire, through open market or private purchases, more than 55% of Alico's outstanding common stock on a fully diluted basis.
3.
Not to engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico's Board of Directors (or a committee of Alico's Board of Directors comprised entirely of independent directors).

4.	To separate the person serving as the Chairman and CEO of Alico and the person serving as the Chairman and CEO of ABT so that the top executive officer at each Company is a different individual.

Continued ….

2

March 18, 2005

Board of Directors of Alico, Inc,

5.
To separate the Directors of Alico and ABT such that no Director serving on the ABT Board will also serve on the Alico Board and that no Director serving on the Alico Board will also serve on the ABT Board.

In accordance with the applicable rules and regulations of the United States Securities and Exchange Commission, ABT will disclose the contents of this letter in an Amendment to its Schedule 13d.

Sincerely,
ATLANTIC BLUE TRUST, INC.

/s/ J.D. Alexander
J.D. Alexander on Behalf of
Atlantic Blue Trust, Inc.
Board of Directors